Exhibit 99.B(14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Financial Statements and Experts” in the Prospectus/Proxy Statement of Touchstone Variable Series Trust relating to the reorganization of the Touchstone Balanced Fund into the Touchstone Moderate ETF Fund, both series of Touchstone Variable Series Trust, and to the incorporation by reference of our report dated February 26, 2008, with respect to the financial statements and financial highlights of the Touchstone Balanced Fund and the Touchstone Moderate ETF Fund included in the Annual Report for the year ended December 31, 2007, in this Registration Statement on Form N-14 of Touchstone Variable Series Trust filed with the Securities and Exchange Commission.

With respect to the Statement of Additional Information included in this Registration Statement on Form N-14 of Touchstone Variable Series Trust filed with the Securities and Exchange Commission, such Statement of Additional Information incorporating by reference the Statement of Additional Information dated May 1, 2007 and the December 31, 2006 Annual Report of Touchstone Variable Series Trust, we consent to the references to our firm under the captions “Disclosure of Portfolio Holdings,” “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information dated May 1, 2007 and to the incorporation by reference of our report, dated February 23, 2007, with respect to the financial statements and financial highlights of the Touchstone Balanced Fund and the Touchstone Moderate ETF Fund included in the Annual Report for the year ended December 31, 2006.

/s/ Ernst & Young LLP
Cincinnati, Ohio
February 26, 2008